Filed Pursuant to Rule 433
Registration No. 333-126738
Dated September 19, 2007
Southwest Airlines Co.
(NYSE Symbol: LUV)
Pass Through Certificates, Series 2007-1
Pricing Term Sheet

		Class B Pass Through Certificates,
		Series 2007-1 (“Class B
		Certificates”, and together with
	Class A Pass Through Certificates,	Class A Certificates, the
Securities:	Series 2007-1 (“Class A Certificates”)	“Certificates”)

Principal Amount:	$412,100,000	87,900,000

Final Expected Distribution Date:	August 1, 2022	August 1, 2022

Public Offering Price:	100%	100%

Ratings (Moody’s/S&P):	Aa3/AA–	Baa1/A

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

CUSIP:	84474Y AA4	84474Y AB2

ISIN:	US84474YAA47	US84474YAB20

Coupon/Stated Interest Rate:	6.15%	6.65%

Liquidity Facility Initial Maximum Commitment Amount:	$38,016,225	N/A

Make-Whole Spread (used to calculate Make- Whole Amount):	0.30%	0.40%

Underwriting Commission:	$3,250,000

Structuring Fee:	$600,000

	Class A Certificates	Class B Certificates
Concession to Selling Group Members:	0.475%	0.475%

Discount to Brokers/Dealers:	0.250%	0.250%

Underwriting Agreement:	Dated September 19, 2007

Trade Date:	September 19, 2007

Settlement Date:	October 3, 2007 (T+10) closing date, the tenth business day following the date hereof

Preliminary Prospectus Supplement:	Southwest has prepared a Preliminary Prospectus Supplement, dated September 19, 2007, which includes additional information regarding the Certificates.

Joint Bookrunners:	Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc.

Co-Managers:	Comerica Securities, Inc., SG Americas Securities, LLC and UBS Securities LLC
     The issuer has filed a registration statement (including a base prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and other documents it incorporates by reference that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free: Morgan Stanley at (866) 718-1649 (institutional investors) or Citigroup Global Markets Inc. at (877) 858-5407.